Exhibit 99.1
BALLY TOTAL FITNESS REACHES AGREEMENT
IN PRINCIPLE ON PROPOSED TERMS OF A CONSENSUAL
RESTRUCTURING WITH HOLDERS OF SENIOR SUBORDINATED NOTES
•	Holders of over 80% of Senior Subordinated Notes Agree In Principle to Restructuring Plan that Reduces Debt and Cash Interest Requirements

•	Company Anticipates Implementing Restructuring Through a “Pre-Packaged” Chapter 11 Bankruptcy Filing

•	The Proposed Pre-Packaged Plan Will Reduce by $150 Million the Principal Outstanding on the Company’s Existing Senior Subordinated Notes

•	Company to Raise $77.5 Million in New Cash in Chapter 11 Through Issuance of New Senior Subordinated Notes

•	Normal Club Operations Continue and Memberships Remain Unaffected
CHICAGO, May 31, 2007 — Bally Total Fitness (OTC: BFTH), one of the largest operators of fitness centers in the U.S., announced today that it has reached an agreement in principle on the proposed terms of a consensual restructuring with certain holders of over 80% in amount of its 9-7/8% Senior Subordinated Notes due 2007 (the “Existing Senior Subordinated Notes”). The Company plans to implement the proposed restructuring through a pre-packaged Chapter 11 bankruptcy filing of the parent company, Bally Total Fitness Holding Corporation, and certain of its subsidiaries. The restructuring will reduce the principal outstanding on the Existing Senior Subordinated Notes by $150 million by exchanging all existing Senior Subordinated Notes for a new class of subordinated notes (the “New Subordinated Notes”), common equity and the right to participate in the $77.5 million rights offering described below.
The consenting Senior Subordinated Noteholders, including affiliates of Tennenbaum Capital Partners, LLC, Goldman Sachs & Co., and Anschutz Investment Company, have agreed in principle, subject to the execution of definitive documentation and satisfaction of conditions precedent by the Company, to consent to the proposed restructuring plan and to subscribe to their pro rata portion of new senior subordinated notes (the “New Senior Subordinated Notes”) to be issued in a $77.5 million rights offering as part of the proposed plan. The right to participate in the rights offering will be available to all holders of the Existing Senior Subordinated Notes and certain other unsecured creditors. The consenting Senior Subordinated Noteholders have agreed to purchase any notes not subscribed for in the rights offering, assuring that the full $77.5 million is raised by the Company. The Company intends to enter into a plan support agreement with the consenting Senior Subordinated Noteholders providing for their commitment to vote for the plan and to backstop the rights offering and containing customary provisions governing interim operations of the Company and restricting the terms of compensation arrangements, new contracts, and modifications to bank financing agreements.
Don R. Kornstein, Bally’s Chief Restructuring Officer and Interim Chairman, stated, “We are pleased to have achieved such strong support for a consensual restructuring that reduces our debt, reduces our annual cash interest obligations by approximately $29 million and provides the new cash and cash availability to continue to serve our members and invest in our fitness centers. This agreement in principle with the consenting Senior Subordinated Noteholders lays the foundation for a restructuring process that will enable us to invest in our clubs and upgrade our business model to provide a superior fitness experience for our 3.5 million members and a top-quality work environment for our 20,000 employees.”
The Chapter 11 filing is conditioned upon, among other things, receipt of the approval of the proposed plan of reorganization by 66 2/3% in principal amount and a majority in number of the holders of the Company’s 10-1/2% Senior Notes due 2011 (the “Senior Notes”) who vote on the plan. The Company expects to commence the formal process of vote solicitation in mid-June. If the necessary votes are received, the restructuring would be implemented through a voluntary pre-packaged bankruptcy filing under Chapter 11 of the U.S. Bankruptcy Code to be commenced in July 2007. Absent superior proposals from other funding sources or existing constituencies, the Company expects to complete its reorganization within 60 days of filing its bankruptcy petition.
     Under the proposed plan:
•	Subject to the consent of its senior lenders, the Company’s senior secured credit facility would be amended to waive all existing defaults and any provision triggered by implementation of the proposed plan, and to provide increased covenant flexibility. Although such funding is not necessary for its continued operations, the Company may enter into a debtor-in-possession financing facility.

•	The principal, interest rate, maturity and guarantees on the Company’s Senior Notes would remain the same. Holders of the Senior Notes will be asked to consent to certain waivers and amendments (as described below) to the indenture governing the Senior Notes, and upon the effectiveness of the proposed plan, holders of Senior Notes would receive a fee equal to 1% of the face value of their notes.

•	The Senior Note Indenture would be amended to (i) waive all existing defaults and any provisions triggered by implementation of the proposed plan (including the change of control put option), (ii) eliminate the requirement that the Company file and provide SEC reports (but the Company will be required to provide annual (audited, to the extent available) and quarterly financials, including MD&A and 8-K reportable events), and (iii) increase the permitted debt basket for the senior credit facility to $325 million (with no reduction for any asset sales) and the debt basket for purchase money debt and capital leases to $100 million.

•	Holders of the Existing Senior Subordinated Notes and certain unsecured creditors (which may include lease rejection claims) would receive in exchange for their claims their pro-rata share of (i) New Subordinated Notes in the principal amount of $150 million, representing 50% of their existing principal, (ii) non-detachable rights to participate in the rights offering for the New Senior Subordinated Notes, and (iii) shares of common stock representing 100% of the equity in the reorganized company. The New Subordinated Notes would mature five years from the effective date of the proposed plan and would bear interest at 13% per annum if paid in kind or 11.5% per annum if paid in cash, at the Company’s option upon satisfaction of a toggle covenant of 2.25:1.00 minimum interest coverage and $50 million minimum liquidity, which will be determined on a pro forma basis after giving effect to the proposed payment of interest on the New Subordinated Notes and the New Senior Subordinated Notes. The New Senior Subordinated Notes to be issued in the rights offering will rank senior to the New Subordinated Notes, but otherwise will have similar economic terms.

•	The Company and its subsidiaries may reject selected leases and other contracts in the bankruptcy.

•	Existing equity would be cancelled for no consideration.
The Company expects to continue normal club operations during the restructuring process and would emerge from Chapter 11 no longer subject to public reporting obligations.
The Company also announced that it believes it will be able to file its Annual Report on Form 10-K for the year ended December 31, 2006 by the end of June.
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 400 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the proposed restructuring, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the timing of the filing of the 2006 10-K, accounting and internal control over financial reporting issues which individually or in the aggregate may cause further delay in the expected filing date of the 2006 10-K, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the Notification of Late Filing on Form 12b-25 filed on March 15, 2007.
The restructuring process presents inherent material uncertainty. It is not possible to determine with certainty the length of time it will take the Company to complete the restructuring, including the timing of an eventual court filing, the effect of any third party proposals for competing plans of reorganization, whether all necessary approvals are ultimately obtained for the reorganization under the proposed terms, whether the prepackaged bankruptcy will be successful, or the outcome of the restructuring in general. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including approval by the requisite holders of Senior Notes and court approval of the plan of reorganization.
While the Company is in the process of restructuring, investments in its securities will be highly speculative. If the plan is implemented as described in this press release, the presently outstanding shares of the Company’s common stock will be extinguished.
CONTACT: Matt Messinger of Bally Total Fitness, 773-864-6850